                    [L-3 COMMUNICATIONS LETTERHEAD OMITTED]

                                                                            NEWS

Contact:   Cynthia Swain
           Vice President, Corporate Communications                 Exhibit 99.1
           L-3 Communications
           212-697-1111

Contact:   Financial Dynamics
           Investors: Eric Boyriven, Olivia Pirovano       For Immediate Release
           Media: Evan Goetz
           212-850-5600

            L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2005 RESULTS
        -SALES, OPERATING INCOME AND DILUTED EARNINGS PER SHARE INCREASE
                      23.5%, 26.3% AND 26.9%, RESPECTIVELY

NEW YORK, NY, July 26, 2005 - L-3 Communications (NYSE: LLL) today announced strong results for the 2005 second quarter, including sales of $2,075.6 million, operating income of $224.9 million, diluted earnings per share of $0.99, net cash from operating activities of $230.9 million and free cash flow(1) of $206.3 million.

For the 2005 second quarter, sales increased by $395.6 million, or 23.5%, to
$2,075.6 million from sales of $1,680.0 million for the 2004 second quarter.
Consolidated organic(2) sales growth was 11.7%, or $196.5 million. Organic sales growth for the company's defense businesses was 11.9%, or $179.4 million, driven by continued strong demand for secure communications and intelligence, surveillance and reconnaissance (ISR) systems and products, aircraft modernization, training and government services, training devices and security products. Organic sales growth for the company's commercial businesses was
10.0%, or $17.1 million, primarily due to volume increases for security products and commercial aviation. The increase in consolidated sales from acquired businesses was $199.1 million.

Consolidated operating income for the 2005 second quarter increased by 26.3% to
$224.9 million from $178.1 million for the 2004 second quarter. Consolidated operating income as a percentage of sales (operating margin) increased slightly to 10.8% for the 2005 second quarter, compared to 10.6% for the 2004 second quarter. The changes in operating margins for the company's segments are discussed below.

Other income for the 2005 second quarter was $2.9 million, primarily comprised of interest income on the company's cash and cash equivalents.

Net income for the 2005 second quarter increased by 35.5% to $119.4 million, compared to net income of $88.1 million for the 2004 second quarter. Diluted earnings per share (EPS) increased by 26.9% to $0.99, compared to $0.78 for the
2004 second quarter.

---------------------
Notes:
(1) See discussions and calculations of free cash flow on the table of selected financial data attached to this press release.
(2) Organic sales growth is defined as the current period vs. prior period increase or decrease in sales excluding the increase in sales from acquired businesses.

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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2005 RESULTS                  PAGE 2

For the 2005 second quarter, funded orders increased by 23.9% to $2,285.9 million, compared to funded orders of $1,844.7 million for the 2004 second quarter. At June 30, 2005, funded backlog was $6,095.6 million, an increase of
28.1%, or $1,337.7 million, over funded backlog of $4,757.9 million at December
31, 2004. The increase in funded backlog from December 31, 2004 to June 30, 2005 attributable to acquired businesses was $415.8 million.

Net cash from operating activities for the 2005 second quarter increased by
65.9% to $230.9 million from $139.2 million for the 2004 second quarter. Free cash flow for the 2005 second quarter increased by 61.7% to $206.3 million, compared to free cash flow of $127.6 million for the 2004 second quarter.

"I am pleased to report very good results for the second quarter of 2005," said
Frank C. Lanza, chairman and chief executive officer of L-3 Communications. "The company had strong performance across all of its segments."

YEAR TO DATE RESULTS

For the 2005 first half, sales increased by $836.5 million, or 26.1%, to
$4,038.1 million from sales of $3,201.6 million for the 2004 first half.
Consolidated organic sales growth was 15.7%, or $501.2 million. Organic sales growth for the company's defense businesses was 15.1%, or $436.6 million, driven by continued strong demand for secure communications and ISR systems and products, aircraft modernization, training and government services, training devices, imaging and telemetry products. Organic sales growth for the company's commercial businesses was 20.7%, or $64.6 million, primarily due to volume increases for security and commercial aviation products. The increase in sales from acquired businesses was $335.3 million.

Consolidated operating income for the 2005 first half increased by 28.6% to
$424.1 million from $329.7 million for the 2004 first half. Consolidated operating margin increased to 10.5% for the 2005 first half, compared to 10.3%
for the 2004 first half.

Other income for the 2005 first half was $5.6 million, primarily comprised of interest income on the company's cash and cash equivalents.

Net income for the 2005 first half increased by 38.5% to $221.8 million, compared to net income of $160.1 million for the 2004 first half. Diluted EPS increased by 29.6% to $1.84, compared to $1.42 for the 2004 first half.

For the 2005 first half, funded orders increased by 41.1% to $4,960.0 million, compared to funded orders of $3,515.0 million for the 2004 first half.

Net cash from operating activities for the 2005 first half increased by 47.7% to
$360.5 million from $244.0 million for the 2004 first half. Free cash flow for the 2005 first half increased by 44.0% to $316.7 million, compared to free cash flow of $219.9 million for the 2004 first half.

The company's cash and cash equivalents decreased by $242.7 million to $410.7 million at June 30, 2005, compared to $653.4 million at December 31, 2004. This decrease was primarily due to amounts used to finance business acquisitions, partially offset by the company's free cash flow.

Total debt as a percentage of book capitalization (total debt plus minority interest plus shareholders' equity) decreased to 34.1% at June 30, 2005, from
36.1% at December 31, 2004. Available borrowings under the company's revolving credit facilities after reduction for outstanding letters of credit were approximately $896.0 million at June 30, 2005.

Shareholders' equity increased by $351.0 million to $4,150.8 million at June 30,
2005, from $3,799.8 million at December 31, 2004. The increase is primarily due to the company's net income, less dividends paid plus

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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2005 RESULTS                  PAGE 3

proceeds from the exercise of stock options during the 2005 first half.

SEGMENT RESULTS

SECURE COMMUNICATIONS & ISR

Secure Communications & ISR (SC&ISR) sales for the 2005 second quarter increased by $15.2 million, or 3.7%, to $428.8 million from sales of $413.6 million for the 2004 second quarter. Organic sales growth was $12.5 million, or 3.0%, driven by an increase in upgrades of airborne mission and ISR systems for allied foreign governments on recently awarded competitive contracts, which were partially offset by volume declines for secure telephone equipment. Organic sales growth for the full year 2005 is expected to exceed 10%. The increase in sales from the BAI Aerosystems business, which was acquired in the fourth quarter of 2004, was $2.7 million. SC&ISR generated operating income of $55.1 million for the 2005 second quarter, compared with $56.8 million for the 2004 second quarter. Operating margin decreased to 12.8% from 13.7% for the 2004 second quarter, primarily due to lower margins on certain contracts that are in the early stages of performance, and unit sales prices on a follow-on contract for secure terminal equipment, which are lower than those on the previous contract. Full year 2005 operating margins for this segment are expected to be between 12% and 13%.

Orders for the SC&ISR segment were $619.9 million during the 2005 second quarter and included:

o    A contract with Korea Aerospace Industries (KAI) to provide system modification and service life extension for P-3 Orion maritime patrol and reconnaissance aircraft.

o    An award for communications integration and testing of the U.S. Coast
     Guard's (USCG) National Security Cutter, the largest surface fleet asset to be built under the USCG's Deepwater program.

o    Selection by the National Security Agency (NSA) to develop the U.S.
     Government's next generation Type 1 secure wireless device that will provide voice, data and email communications, as well as Personal Digital
     Assistant (PDA) functionality.

o    An award to conduct Stage 2 architecture studies for the UK Ministry of
     Defense's (MoD) Project Helix, an upgrade and mission suite for the Nimrod
     R1 electronic reconnaissance system.

o    A contract for the Dual Data Link-2 (DDL-2) P3I requirements to build, test and deliver airborne systems, system test stand, Dual Common Airborne Test
     Equipment (DCATE), retrofit kits and spares.

o    Selection to develop the Acoustic Data Recorder (ADR), Networked Storage
     System (NSS) and Digital Video Recorder (DVR) for the System Design and
     Development phase of the Multi-mission Maritime Aircraft (MMA) program.

o    Follow-on funding for Rivet Joint program efforts, including mission trainer updates and ground processing system updates.

For the first half of 2005, sales for SC&ISR increased by $63.7 million, or
8.0%, to $861.6 million from sales of $797.9 million for the first half of 2004.
Organic sales growth was $58.7 million, or 7.4%. The increase in sales from the
BAI Aerosystems business was $5.0 million. SC&ISR generated operating income of
$108.9 million for the 2005 first half, compared with $103.0 million for the
2004 first half. Operating margin decreased to 12.6% from 12.9%. The trends affecting SC&ISR's results for the 2005 first half were similar to those affecting the 2005 second quarter, except for sales of secure terminal equipment, which slightly increased in the 2005 first quarter compared to the
2004 first quarter.

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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2005 RESULTS                  PAGE 4

TRAINING, SIMULATION AND GOVERNMENT SERVICES

Training, Simulation and Government Services (TS&GS) sales for the 2005 second quarter increased by $62.0 million, or 19.8%, to $375.5 million from sales of
$313.5 million for the 2004 second quarter. Organic sales growth was $44.0 million, or 14.0%, driven by increased volume in both training and government services. The increase in sales from acquired businesses was $18.0 million. The acquired businesses are primarily comprised of Beamhit LLC and D.P. Associates
Inc., which were acquired in 2004. TS&GS generated operating income of $43.0 million for the 2005 second quarter, compared with $35.3 million for the 2004 second quarter. Operating margin increased to 11.5% from 11.3%, due to higher margins on certain contracts nearing completion and higher sales volume for training services, which were partially offset by lower margins on certain government services contracts. Full year 2005 operating margins for this segment are expected to be between 10% and 11%.

Orders for the TS&GS segment were $387.0 million during the 2005 second quarter and included:

o    An award from the Department of Homeland Security (DHS) to provide biometric workstations and customer support for the U.S. Visitor and
     Immigrant Status Indicator Technology (VISIT) program at airports and seaports.

o    Incremental funding for the continuing effort in support of development and institutionalization of the Afghanistan Ministry of Defense (MOD).

o    Follow-on funding for the U.S. Army Recruiting Command (USAREC), including active component recruiters and staff recruiter initiatives.

o    Incremental funding for logistics and worldwide equipment fielding support to the U.S. Army's Program Executive Office (PEO) Soldier Rapid Fielding
     Initiative (RFI).

o    A contract covering global media development, production and dissemination support to the U.S. Special Operations Command (USSOCOM).

o    Selection to compete for task orders under the U.S. Navy's Fielded Training
     Systems Support Services II program.

o    Delivery Orders supporting the U.S. Department of Justice's International
     Criminal Investigations Training Assistance Program (ICITAP).

For the first half of 2005, sales for TS&GS increased by $121.1 million, or
20.8%, to $703.1 million from sales of $582.0 million for the first half of
2004. Organic sales growth was $86.9 million, or 14.9%. The increase in sales from acquired businesses was $34.2 million. TS&GS generated operating income of
$72.9 million for the 2005 first half, compared with $67.2 million for the 2004 first half. Operating margin decreased to 10.4% from 11.5%, due to lower margins for government services caused by cost overruns on certain fixed price contracts and lower absorption of indirect costs due primarily to timing and volume experienced during the first quarter of 2005, as well as lower margins for acquired businesses.

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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2005 RESULTS                  PAGE 5

AIRCRAFT MODERNIZATION, O&M(3) AND PRODUCTS

Aircraft Modernization, O&M and Products sales for the 2005 second quarter increased by $130.2 million, or 23.6%, to $681.4 million from sales of $551.2 million in the 2004 second quarter. Organic sales growth was $108.0 million, or
19.6%, driven by higher sales on aircraft base operations, support and maintenance, including the U.S. Army Aviation and Missile Command (AMCOM)
contract for the maintenance and logistics support for rotary-wing aircraft at
Fort Rucker, Alabama, and the recently awarded competitive Canadian Maritime
Helicopter Program (MHP). The increase in sales from acquired businesses was
$22.2 million. The acquired businesses are primarily comprised of L-3
Electronics Systems, which was acquired on December 30, 2004. Operating income was $80.8 million for the 2005 second quarter, compared with $54.2 million for the 2004 second quarter. Operating margin increased to 11.9% from 9.8%, primarily due to higher margins for aircraft base operations support resulting from indirect cost reductions and incentive fees, and award fees earned on the
Stratospheric Observatory for Infrared Astronomy (SOFIA) aircraft modification contract. Operating margins also increased due to higher margins for commercial aviation products due to cost performance and higher volumes. Full year 2005 operating margins for this segment are expected to be between 10% and 11%.

Orders for the Aircraft Modernization, O&M and Products segment were $682.4 million during the 2005 second quarter and included:

o    Selection to provide SkyWatch(R) HP collision avoidance systems to the
     Embraer Tucano aircraft operated by the British Royal Air Force (RAF).

o    Providing the Tactical Airborne Navigation System (TACAN) for the PC-9M
     advanced turbo trainer for the Bulgarian Air Force.

o    An award of the Optimized Weapon System Support (OWSS) contract to supply avionics systems support to the Canadian Forces Aurora maritime patrol fleet.

o    Continued funding for Special Operations Forces Support Activity (SOF-SA),
     providing full service logistics support to the USSOCOM and selected non-SOF customers.

o    An award for the first phase to modify the U.S. Air Force C-130H2 aircraft to the MC-130H Combat Talon II configuration.

o    An award to produce the cockpit display suite for the Canadian and
     Australian F/A-18 aircraft.

For the first half of 2005, sales for Aircraft Modernization, O&M and Products increased by $285.4 million, or 26.6%, to $1,359.2 million from sales of
$1,073.8 million for the first half of 2004. Organic sales growth was $239.7 million, or 22.3%, driven by higher sales for aircraft modernization and maintenance, including the AMCOM contract and MHP and commercial aviation products due primarily to Federal Aviation Administration (FAA) mandates for terrain awareness warning systems (TAWS), which became effective in March, 2005.
The increase in sales from acquired businesses was $45.7 million. Aircraft
Modernization, O&M and Products generated operating income of $155.8 million for the 2005 first half, compared with $104.0 million for the 2004 first half.
Operating margin increased to 11.5% from 9.7%, primarily due to incentive fees earned on the AMCOM contract, higher sales volume for commercial aviation products and aircraft base operations support and maintenance.

-------------------------
Notes:
(3) O&M is defined as operations and maintenance.

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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2005 RESULTS                  PAGE 6

SPECIALIZED PRODUCTS

Specialized Products sales for the 2005 second quarter increased by $188.2 million, or 46.9%, to $589.9 million from sales of $401.7 million in the 2004 second quarter. Organic sales growth was $32.0 million, or 8.0%, primarily due to higher sales volume for training devices and explosives detection systems
(EDS). These increases were partially offset by volume declines for navigation products and undersea warfare products. The increase in sales from acquired businesses was $156.2 million. The acquired businesses are primarily comprised of Brashear LP, the Raytheon Commercial Infrared business and Cincinnati
Electronics, Inc., which were acquired in 2004, and CAE's Marine Controls division, Boeing Electron Dynamic Devices, Inc., and General Dynamics'
Propulsion Systems business unit, which were acquired in the first half of 2005.
Operating income was $46.0 million for the 2005 second quarter, compared with
$31.8 million for the 2004 second quarter. Operating margin decreased slightly to 7.8% from 7.9%. The 2005 second quarter includes a charge of approximately
$4.0 million for the recall and replacement of previously shipped products for the Combat Survivor Evader Locator (CSEL), which contained printed circuit boards that were non-compliant with contract specifications. Additionally, margins were negatively impacted by (i) changes in product sales mix for airport security systems, (ii) an increase in product reliability costs related to repairs of certain airborne dipping sonars used for acoustic undersea warfare applications, which repairs are substantially completed and (iii) a charge on a telemetry earth station contract, which was assumed as part of a 2000 business acquisition, relating to the resolution of a customer dispute. These reductions in margins were largely offset by higher sales volume, cost and performance improvements for training devices and higher margins for acquired businesses.
Full year 2005 operating margins for this segment are expected to be between 9%
and 10%.

Orders for the Specialized Products segment were $596.6 million during the 2005 second quarter and included:

o    An award to develop and produce a high fidelity simulator to train MQ-1
     Predator Unmanned Aerial Vehicle (UAV) pilots and sensor operators.

o    Selection to supply China's Forbidden City with PX-M X-ray screening systems.

o    A follow-on order for advanced imaging technology in support of the New
     York Police Department's evolving homeland security, counter-terrorism and daily surveillance duties.

o    An order to supply eXaminer(R) 3DX 6500 EDS to Korea's Incheon
     International Airport and the Transportation Security Administration (TSA)
     for installation at various locations in the U.S.

o    Selection as the principal subcontractor to provide engineering support for the U.S. Navy aircraft weapon systems.

o    Follow-on funding to upgrade the P-3C Tactical Aircrew Coordination
     Trainers (TACTs) to the P-3C Tactical Operational Readiness Trainer (TORT)
     configuration.

o    An award for Link 16 upgrades to the U.S. Air Force's B-2A Spirit Aircrew
     Training System (ATS) and Maintenance Training System (MTS).

o    A contract to supply a range of systems to screen checked baggage at
     Singapore's Changi Airport.

o    Long lead funding for the procurement of re-manufactured turret drive systems and re-manufactured transmissions for the Bradley Fighting Vehicle.

For the first half of 2005, sales for the Specialized Products segment increased by $366.3 million, or 49.0%, to $1,114.2 million, from sales of $747.9 million for the first half of 2004. Organic sales growth was $115.9

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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2005 RESULTS                  PAGE 7

million, or 15.5%, driven by the trends affecting the 2005 second quarter, as well as higher volume for naval power equipment, imaging products and telemetry products during the 2005 first quarter. The increase in sales from acquired businesses was $250.4 million. Specialized Products generated operating income of $86.5 million for the 2005 first half, compared to $55.5 million for the 2004 first half. Operating margin increased to 7.8% from 7.4%, due to the same trends that improved the 2005 second quarter margins and continued improvement in margins for naval power equipment.

GOVERNMENT AND COMMERCIAL BUSINESSES RESULTS

For the 2005 second quarter, sales from the company's government contracting businesses increased by $357.9 million, or 23.7%, to $1,866.8 million from sales of $1,508.9 million for the 2004 second quarter. Operating income from the company's government businesses for the 2005 second quarter increased by $51.4 million, or 32.4%, to $209.8 million from $158.4 million for the 2004 second quarter. Operating margin increased to 11.2% from 10.5%, primarily due to growth in sales and related improvement in margin.

Sales from the company's commercial businesses (which includes the EDS business)
increased by $37.7 million, or 22.0%, to $208.8 million from sales of $171.1 million for the 2004 second quarter. Operating income from the company's commercial businesses for the 2005 second quarter decreased by $4.6 million, or
23.4%, to $15.1 million, from $19.7 million for the 2004 second quarter.
Operating margin decreased to 7.2% from 11.5%, primarily due to lower margins on conventional airport security systems and changes in product sales mix.

For the first half of 2005, sales from the company's government contracting businesses increased by $736.1 million, or 25.5%, to $3,626.2 million from sales of $2,890.1 million for the 2004 first half. Operating income from the company's government contracting businesses for the 2005 first half increased by $94.4 million, or 31.4%, to $395.0 million from $300.6 million for the 2004 first half. Operating margin increased to 10.9% from 10.4%, primarily due to trends similar to those affecting the 2005 second quarter.

For the first half of 2005, sales from the company's commercial businesses increased by $100.4 million, or 32.2%, to $411.9 million from sales of $311.5 million for the 2004 first half. Operating income from the company's commercial businesses for the 2005 first half was $29.1 million, the same as for the 2004 first half. Operating margin decreased to 7.1% from 9.3%, primarily due to trends similar to those affecting the 2005 second quarter.

OUTLOOK

"We believe that the strong performance we achieved in the first half of 2005 positions L-3 to achieve its full year financial objectives," said Mr. Lanza.
"Indications are that Congress will send the President a FY 2006 budget that demonstrates modest overall growth, but with higher growth in areas that continue the DoD's transformation of its forces and assets."

"We expect that those priorities will be reflected in the upcoming Quadrennial
Defense Review (QDR)," said Mr. Lanza. "It appears that the Pentagon may adjust its defense strategy, which would curtail the need for some platforms, stretch others and reduce the quantities of other platforms. We anticipate priorities will be precision weapons, command, control, communications and ISR (C(3)ISR), three wings of F-22 aircraft, the Armed Reconnaissance Helicopter (ARH), the future cargo aircraft, non line-of-sight (NLOS) cannon, a restructured Future
Combat System, Special Operations Forces and rapid deployment capabilities."

"Acting Deputy Secretary of Defense Gordon England will focus on acquisition reform, including lines of responsibility, cost containment, vertical integration, maintenance of the critical vendor base and accountability in industry and military execution. Critical milestones will be the QDR completion and its shaping of the final transformation plan for the remainder of this decade, which includes the Base Realignment and Closure (BRAC) process to include the overseas realignment study for the next few decades."

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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2005 RESULTS                  PAGE 8

Mr. Lanza also noted that the Iraqi political solution will dramatically affect future budget requirements for additional supplemental funding and the length of present programs, as well as new platform starts.

"As a result, we believe that the continued transformation will not be defined as a radical transition to new platforms - that is too expensive and too risky at a time when readiness and preparedness are the highest priorities. Instead, we expect that the DoD will contain costs and increase its capabilities by recapitalizing existing platforms with spiral technology inserts. The focus will be on real-time persistent ISR; UAVs; communications; precision weaponry with in-flight retargeting; battle damage assessment capabilities; network-centric battlefield awareness; joint operations; seamless command, control and communications; extreme mobility and survivability and rapid forward reach and positioning."

"L-3 will continue to invest its IR&D to support the transformation now projected by our military. We have extensive ISR and aircraft modernization capabilities and a wide array of state-of-the-art high technology products to aid the DoD in its transformation efforts," said Mr. Lanza. "But in addition to participating in three major U.S. budget categories - DoD's investment account
(procurement and research and development), operations and maintenance and key
U.S. intelligence and civil agencies - L-3 is also well positioned for another major budget; the growing homeland security budget."

"Having suffered through the terrorist attacks on September 11, 2001, Americans were deeply saddened by the events that took place in London on July 7th," said
Mr. Lanza. "We were also reminded of the number of vulnerabilities that continue to threaten our citizens, our country and our infrastructure, as well as those of our allies."

Mr. Lanza noted that DHS Secretary Michael Chertoff has announced some realignments and changes to his agency and strategy. His priorities will involve protecting against the most damaging kinds of terrorist activities, securing transportation modes, improving screening technology and rolling out a new plan for port security, border protection and immigration. Mr. Lanza further noted
that L-3 has a number of products and services for federal, state and local governments, ranging from aviation, transportation and port security equipment, to crisis management systems and first responder vehicles for command and communications and biochemical detection.

"We must now focus on protecting major civilian hubs, which if attacked will result in significant casualties, as well as the destruction of assets and disruption of commerce, transportation or utilities that will cause major economic impact to our country. It is hoped that the DHS and Congress are developing a realistic analysis of threats and vulnerabilities and resultant priorities to support the domestic security strategy for the country. There is no single silver bullet."

Mr. Lanza noted there are many products available for perimeter protection, intrusion detection and weapon detection systems, proven effective that could be applied to protect ports and major transportation hubs. All that is needed in the U.S. is the funding from Congress and the implementation of a sound solution.

"We are also very pleased with our preliminary review of the Titan acquisition.
The company is synergistic with L-3 with its C(3)ISR, naval warfare in both air and surface, technical services and network communications. The fact that the company has 9,000 employees with U.S. government clearances, including over
5,000 with top secret and above clearances and more than 2,400 with special clearances is an extraordinary asset that we believe will benefit L-3 greatly as we pursue new business opportunities."

"As we look to the second half of 2005, we expect to exceed our annual growth target of 20% sales growth - 10% from organic growth and 10% from acquisitions,"
said Mr. Lanza. "Our organic growth is driven by a solid defense budget and the fact that our offerings are well positioned to take advantage of the continuing transformation of the U.S. military. There continues to be a good number of affordable acquisition candidates with revenues in the $50 million to $300 million range that can add to our ISR, secure

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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2005 RESULTS                  PAGE 9

communications, government services, training and simulation and aircraft modernization capabilities, our expanding catalog of specialized products, and our products and systems for homeland defense."

Calendar Year 2005 Financial Guidance. Based on the 2005 second quarter results, the company updated its financial guidance for the year ending December 31, 2005
(excluding its pending acquisition of The Titan Corporation, which is expected to be completed on July 29, 2005), as follows:

o    sales exceeding $8.2 billion, with total growth of about 20%, compared to
     2004, including organic sales growth of at least 10%, with the remaining sales growth coming from business acquisitions;

o    diluted EPS between $4.00 and $4.05; and operating margin of approximately
     11.1%, and an estimated effective income tax rate of approximately 35.5%.
     The effective income tax rate for the full year 2005 is expected to decline in the second half of 2005 from the effective tax rate of 36.2% for the
     2005 first half, upon the resolution of certain tax contingencies; and

o    free cash flow exceeding $600 million. The company's free cash flow estimate is based upon net cash from operating activities in excess of $715 million, less estimated net capital expenditures of approximately $115 million.

Assuming L-3 completes its acquisition of The Titan Corporation on July 29,
2005, as anticipated, L-3's financial guidance for the year ending December 31,
2005, would be revised as follows:

o    sales of approximately $9.3 billion;

o    diluted EPS of between $4.07 and $4.12, with operating margin of approximately 10.6%; and

o    free cash flow in excess of $625 million. The company's free cash flow estimate is based upon net cash from operating activities in excess of $745 million, less estimated net capital expenditures of approximately $120 million.

CONFERENCE CALL

In conjunction with this release, L-3 Communications will host a conference call, which will be broadcast live over the Internet. Frank C. Lanza, chairman and chief executive officer, Michael T. Strianese, senior vice president and chief financial officer, and Cynthia Swain, vice president-corporate communications, will host the call today, Tuesday, July 26, 2005.

                                            2:00 PM EDT
                                            1:00 PM CDT
                                            12:00 PM MDT
                                            11:00 AM PDT

Listeners may access the conference call live over the internet at the following web address:

      http://phx.corporate-ir.net/playerlink.zhtml?c=120146&s=wm&e=1091746

                                       or

                              http://www.L-3com.com

Please allow fifteen minutes prior to the call to download and install any necessary audio software. The archived version of the call may be accessed at these sites or by dialing (800) 642-1687 (passcode: 7516154), beginning approximately two hours after the call ends, and will be available until the company's next quarterly earnings release.

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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2005 RESULTS                 PAGE 10

Headquartered in New York City, L-3 Communications is a leading provider of
Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems, aircraft modernization, training and government services and is a merchant supplier of a broad array of high technology products. Its customers include the Department of Defense, Department of Homeland Security,
selected U.S. Government intelligence agencies and aerospace prime contractors.

To learn more about L-3 Communications, please visit the company's web site at
www.L-3Com.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

                                      # # #

                           - FINANCIAL TABLES FOLLOW -

                                     -more-

                        L-3 COMMUNICATIONS HOLDINGS, INC.
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                             THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                  JUNE 30,                   JUNE 30,
                                                         -----------------------     ----------------------
                                                              2005        2004           2005        2004
                                                          -----------  ----------     ----------  ----------

         SALES:
            CONTRACTS, PRIMARILY U.S. GOVERNMENT(A)         $ 1,866.8    $1,508.9       $3,626.2    $2,890.1
            COMMERCIAL, PRIMARILY PRODUCTS                      208.8       171.1          411.9       311.5
                                                           -----------  ----------     ----------  ----------
              CONSOLIDATED SALES                            $ 2,075.6    $1,680.0       $4,038.1    $3,201.6
                                                           -----------  ----------     ----------  ----------
          COST AND EXPENSES:

            CONTRACTS, PRIMARILY U.S. GOVERNMENT              1,657.0     1,350.5        3,231.2     2,589.5

            COMMERCIAL, PRIMARILY PRODUCTS:

             COST OF SALES                                      135.1        99.8          268.3       182.8
             SELLING, GENERAL AND ADMINISTRATIVE                 39.5        34.5           81.0        67.1
             EXPENSES
             RESEARCH AND DEVELOPMENT EXPENSES                   19.1        17.1           33.5        32.5
                                                           -----------  ----------     ----------  ----------
              CONSOLIDATED COSTS AND EXPENSES                 1,850.7     1,501.9        3,614.0     2,871.9
                                                           -----------  ----------     ----------  ----------

          OPERATING INCOME(A)                                   224.9       178.1          424.1       329.7

          OTHER (INCOME) EXPENSE, NET                            (2.9)        2.3           (5.6)        3.4
          INTEREST EXPENSE                                       38.5        35.4           76.6        71.9
          MINORITY INTERESTS IN NET INCOME OF
          CONSOLIDATED
            SUBSIDIARIES                                          2.2         1.7            5.4         2.3
                                                           -----------  ----------     ----------  ----------
          INCOME BEFORE INCOME TAXES                            187.1       138.7          347.7       252.1

          PROVISION FOR INCOME TAXES                             67.7        50.6          125.9        92.0
                                                           -----------  ----------     ----------  ----------
          NET INCOME                                         $  119.4     $  88.1        $ 221.8     $ 160.1
                                                           ===========  ==========     ==========  ==========

          EARNINGS PER SHARE:

                  BASIC                                      $   1.00     $  0.83        $  1.89     $  1.52
                                                           ===========  ==========     ==========  ==========
                  DILUTED(B)                                 $   0.99     $  0.78        $  1.84     $  1.42
                                                           ===========  ==========     ==========  ==========
         WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

                  BASIC                                         118.8       106.1          117.6       105.3
                                                           ===========  ==========     ==========  ==========
                  DILUTED                                       121.0       117.0(C)       120.3       116.4(C)
                                                           ===========  ==========     ==========  ==========


  ----------------

  (a)Effective January 1, 2005, the MOI business was combined with the Ilex group and as a result of this business realignment, $7.0 million of 2004 second quarter sales and $0.2 million of 2004 second quarter operating income was reclassified from "Commercial, primarily products" to
     "Contracts, primarily U.S. Government." For the six months ended June 30,
     2004, $14.2 million of sales and $0.5 million of operating income was reclassified from "Commercial, primarily products" to "Contracts, primarily
     U.S. Government."

  (b)In order to calculate diluted earnings per share for the three and six months ended June 30, 2004, the after-tax interest expense savings on the assumed conversion of the CODES must be added to net income and then divided by the weighted average number of shares outstanding. The amount to add to net income is $2.8 million for the three months ended June 30, 2004 and $5.5 million for the six months ended June 30, 2004.

  (c)Previously reported diluted EPS amounts have been restated in accordance with EITF 04-8. Diluted weighted average common shares outstanding increased by 7.8 million shares which resulted in a non-cash reduction to diluted EPS of $0.03 for the three months ended June 30, 2004. For the six months ended June 30, 2004, diluted weighted average common shares outstanding also increased by 7.8 million shares, which resulted in a non-cash reduction to diluted EPS of $0.05.

                                     -more-

                        L-3 COMMUNICATIONS HOLDINGS, INC.
                             SELECTED FINANCIAL DATA
                                  (IN MILLIONS)



                                                             THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                  JUNE 30,                   JUNE 30,
                                                           -----------------------     ----------------------
                                                              2005        2004           2005        2004
                                                           -----------  ----------     ----------  ----------

         FUNDED ORDERS                                      $ 2,285.9    $1,844.7       $4,960.0    $3,515.0

         REPORTABLE SEGMENT OPERATING DATA:
         ----------------------------------

         SALES:
             SECURE COMMUNICATIONS & ISR                     $  428.8     $ 413.6        $ 861.6     $ 797.9
             TRAINING, SIMULATION & GOVT. SVS.                  375.5       313.5          703.1       582.0
             AIRCRAFT MODERNIZATION, O&M AND PRODUCTS           681.4       551.2        1,359.2     1,073.8
             SPECIALIZED PRODUCTS                               589.9       401.7        1,114.2       747.9
                                                           -----------  ----------     ----------  ----------
                       CONSOLIDATED                         $ 2,075.6    $1,680.0       $4,038.1   $ 3,201.6
                                                           ===========  ==========     ==========  ==========

         OPERATING INCOME:
         -----------------
             SECURE COMMUNICATIONS & ISR                     $   55.1     $  56.8        $ 108.9     $ 103.0
             TRAINING, SIMULATION & GOVT. SVS.                   43.0        35.3           72.9        67.2
             AIRCRAFT MODERNIZATION, O&M AND PRODUCTS            80.8        54.2          155.8       104.0
             SPECIALIZED PRODUCTS                                46.0        31.8           86.5        55.5
                                                           -----------  ----------     ----------  ----------
                       CONSOLIDATED                          $  224.9     $ 178.1        $ 424.1     $ 329.7
                                                           ===========  ==========     ==========  ==========

         OPERATING MARGIN:
         -----------------
             SECURE COMMUNICATIONS & ISR                        12.8%       13.7%          12.6%       12.9%
             TRAINING, SIMULATION & GOVT. SVS.                  11.5%       11.3%          10.4%       11.5%
             AIRCRAFT MODERNIZATION, O&M AND PRODUCTS           11.9%        9.8%          11.5%        9.7%
             SPECIALIZED PRODUCTS                                7.8%        7.9%           7.8%        7.4%
                               CONSOLIDATED                     10.8%       10.6%          10.5%       10.3%

         DEPRECIATION AND AMORTIZATION:
             SECURE COMMUNICATIONS & ISR                      $   7.8     $   7.6        $  15.5     $  16.0
             TRAINING, SIMULATION & GOV'T SVS.                    2.5         1.8            4.9         3.6
             AIRCRAFT MODERNIZATION, O&M AND PRODUCTS             9.6         8.3           18.2        16.5
             SPECIALIZED PRODUCTS                                15.6        11.4           29.2        22.7
                                                           -----------  ----------     ----------  ----------
                         CONSOLIDATED                        $   35.5     $  29.1        $  67.8     $  58.8
                                                           ===========  ==========     ==========  ==========
         CASH FLOW DATA:
         ---------------
             NET CASH FROM OPERATING ACTIVITIES              $  230.9     $ 139.2        $ 360.5     $ 244.0
             NET CASH USED IN INVESTING ACTIVITIES             (112.6)     (121.2)        (633.1)     (159.4)
             NET CASH FROM FINANCING ACTIVITIES                   6.2         4.5           29.9         8.5
                                                           -----------  ----------     ----------  ----------
             NET INCREASE IN CASH                            $  124.5     $  22.5       $ (242.7)    $  93.1
                                                           ===========  ==========     ==========  ==========

         RECONCILIATION OF GAAP TO NON-GAAP
         MEASUREMENTS:

         NET CASH FROM OPERATING ACTIVITIES                  $  230.9     $ 139.2        $ 360.5     $ 244.0
         LESS: CAPITAL EXPENDITURES                             (25.2)      (17.9)         (44.5)      (32.9)
         ADD: DISPOSITIONS                                        0.6         6.3            0.7         8.8
                                                           -----------  ----------     ----------  ----------
         FREE CASH FLOW(D)                                   $  206.3     $ 127.6        $ 316.7     $ 219.9
                                                           ===========  ==========     ==========  ==========





                                                                                   JUNE 30,     DECEMBER 31,
                                                                                     2005           2004
                                                                                 -------------  -------------
              PERIOD END DATA:
              ----------------

                                FUNDED BACKLOG                                     $  6,095.6     $  4,757.9
                                CASH & CASH EQUIVALENTS                            $    410.7     $    653.4
                                TOTAL DEBT                                         $  2,192.3     $  2,189.8
                                MINORITY INTERESTS                                 $     79.2     $     77.5
                                SHAREHOLDERS' EQUITY                               $  4,150.8     $  3,799.8



  ---------------

  (d)The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing and financing activities.
     Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock and investing cash to acquire businesses and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to refinance its existing debt when it matures with new debt, and that the company will be able to supplementally finance any new acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.